--------
 FORM 5
--------

[ ] Check this box if
    no longer subject                                  U.S. SECURITIES AND EXCHANGE COMMISSION
    to Section 16. Form 4                                         WASHINGTON, DC 20549
    or Form 5 obligations
    may continue. See                                ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Instruction 1(b)
                                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
[ ] Form 3 Holdings Reported            Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
[ ] Form 4 Transactions Reported                            of the Investment Company Act of 1940


----------------------------------------------------------------------------------------------------------------------------------|
|1.Name and Address of Reporting Person*   |2.Issuer Name and Ticker or Trading Symbol  |6.Relationship of Reporting Person       |
|                                          |                                            |  to Issuer (Check all applicable)       |
|  Flaherty, Phillip Lee                   |    PTSO                                    |                                         |
|------------------------------------------|                                            |  [X] Director     [ ] 10% Owner         |
|    (Last)     (First)     (Middle)       |                                            |  [X] Officer      [ ] Other (specify    |
-------------------------------------------|--------------------------------------------|      (give            below)            |
|                                          |3.IRS ID no. of        |4.Statement for     |       title                             |
| 604 Heartline Drive                      |  reporting person,    |  Month/Year        |       below)                            |
|------------------------------------------|  if such person       |                    |                                         |
|               (Street)                   |  is an entity         |                    |       Director & President              |
|                                          |                       |--------------------|      -----------------------------      |
|     Las Vegas      NV          89145     |                       |5.If Amendment,     |                                         |
|------------------------------------------|                       |  Date of Original  |                                         |
|        (City)      (State)      (Zip)    |                       |  (Month/Year)      |                                         |
|                                          |                       |                    |  [X] Form filed by One Reporting Person |
|                                          |                       |                    |  [ ] Form filed by More than One        |
|                                          |                       |                    |      Reporting Person                   |
|---------------------------------------------------------------------------------------------------------------------------------|


                          TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security           |2.Trans- |3.Trans-   |4.Securities Acquired (A)          |5.Amount of    |6.Owner-   |7.Nature    |
|  (Instr. 3)                  |  action |  action   |  or Disposed of (D)               |  Securities   |  ship     |  of In-    |
|                              |  Date   |  Code     |  (Instr. 3, 4 and 5)              |  Beneficially |  Form:    |  direct    |
|                              |         |  (Instr.8)|                                   |  Owned at End |  Direct   |  Benefi-   |
|                              | (Month/ |           |                                   |  of Issuer's  |  (D) or   |  cial      |
|                              |  Day/   |           |-----------------------------------|  Fiscal Year  |  Indirect |  Owner-    |
|                              |  Year)  |           |               |(A)or|             | (Instr. 3 and |  (I)      |  ship      |
|                              |         |           |    Amount     |(D)  |    Price    |  4)           | (Instr. 4)| (Instr. 4) |
|---------------------------------------------------------------------------------------------------------------------------------|
| PTSO Common Stock            |10/11/01 | P    |    |  10,000       | A   | $4,200      |  10,000       |   D       |            |
|---------------------------------------------------------------------------------------------------------------------------------|
| PTSO Common Stock            |11/07/01 | P    |    |   5,800       | A   | $1,030      |   5,800       |   D       |            |
|---------------------------------------------------------------------------------------------------------------------------------|
| PTSO Common Stock            |11/15/01 | P    |    |     300       | A   | $   78      |     300       |   D       |            |
|---------------------------------------------------------------------------------------------------------------------------------|
| PTSO Common Stock            |11/16/01 | P    |    |   5,000       | A   | $  995      |   5,000       |   D       |            |
|---------------------------------------------------------------------------------------------------------------------------------|
| PTSO Common Stock            |11/28/01 | P    |    |     500       | A   | $   74      |     500       |   D       |            |
|---------------------------------------------------------------------------------------------------------------------------------|
|                              |         |      |    |               |     |             |               |           |            |
|---------------------------------------------------------------------------------------------------------------------------------|
|                              |         |      |    |               |     |             |               |           |            |
|---------------------------------------------------------------------------------------------------------------------------------|

* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)




FORM 5 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                         (e.g., puts, calls warrants options, convertible securities)

|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of |2.Conver-|3.Trans-|4.Transac- |5.Number of Deriv- |6.Date Exer- |7.Title & Amount |8.Price|9.Number|10.Owner-|11.Na- |
| Derivative| sion or | action | tion Code | ative Securities  | cisable and | of Underlying   | of    | of Der-| ship    | ture  |
| Security  | Exercise| Date   | (Instr.8) | Acquired (A) or   | Expiration  | Securities      | Deriv-| ivative| Form    | of In-|
|(Instr.3)  | Price of|(Month/ |           | Disposed (D)      | Date        | (Instr. 3 and 4)| ative | Secur- | of Deri-| direct|
|           | Deriv-  | Day/   |           |(Instr.3, 4 and 5) | (Month/Day/ |                 | Secur-| ities  | vative  | Bene- |
|           | ative   | Year)  |           |                   |  Year)      |                 | ity   | Benefi-| Secu-   | ficial|
|           | Security|        |           |                   |             |                 |(Instr.| cially | rity:   | Own-  |
|           |         |        |           |                   |-------------|-----------------| 5)    | Owned  | Direct  | ership|
|           |         |        |           |                   |      |      |         |Amount |       | at End | (D) or  |(Instr.|
|           |         |        |           |                   |Date  |Expir-|         |or     |       | of     | Indi-   | 4)    |
|           |         |        |           |                   |Exer- |ation |  Title  |Number |       | Year   | rect (I)|       |
|           |         |        |           |-------------------|cis-  |Date  |         |of     |       |(Inst.4)|(Instr.4)|       |
|           |         |        |           |   (A)   |   (D)   |able  |      |         |Shares |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
Explanation of Responses:








**Intentonal misstatements or omissions of facts
  constitute Federal Criminal violations.                  /s/ Phillip L. Flaherty                  12/20/01
  See 18U.S.V. 1001 and 15 U.S.C. 78ff(a).                 -------------------------------          ------------
                                                           **Signature of Reporting Person              Date

Note: File three copies of this Form, one of which
      must be manually signed.  If space provided is
      insufficient, see Instruction 6 for procedure.                                                                   Page 2
                                                                                                               SEC 2270 (3/91)